Exhibit 10.1
WILLIAMS-SONOMA, INC.
AMENDED AND RESTATED 2021 INCENTIVE BONUS PLAN
(Approved on March 21, 2025)
1. Adoption, Name and Effective Date. The Williams-Sonoma, Inc. (the “Company”) 2021 Incentive Bonus Plan (this “Plan”) became effective on March 16, 2021.
2. Purpose. The purpose of this Plan is to provide additional compensation as an incentive to executive officers and key employees to attain certain specified performance objectives of the Company and to help ensure the continued availability of their full-time or part-time services to the Company and its subsidiaries and affiliated corporations.
3. Administrative Committee. This Plan will be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors. The Committee is hereby vested with full powers of administration, subject only to the provisions set forth herein.
The Committee may adopt, amend or revoke such rules and procedures as it deems proper for the administration of this Plan.
The Committee shall have the full and final discretion and authority, subject to the provisions of this Plan, to grant awards pursuant to this Plan, to construe and interpret this Plan and to make all other determinations and take all other actions, which it deems necessary or appropriate for the proper administration of this Plan. All such interpretations, actions and determinations shall be conclusively binding for all purposes and upon all persons.
4. Eligibility. For each Company fiscal year, the participants eligible to share in the benefits of this Plan are persons (collectively, “executives” or “participants”) who are “executive officers” of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who are otherwise key employees, in each case, that have been selected to participate in the Plan for such fiscal year by the Committee. Except as otherwise provided by the Committee, a participant whose employment or service relationship with the Company is terminated for any reason prior to the end of any award period will not be entitled to participate in this Plan or receive any benefits with respect to the then current or any later fiscal year, unless he or she again becomes eligible to participate in this Plan under the first sentence of this Section 4.
5. Determination of Awards; Award Limits.
5.1 Performance Goals for Determination of Awards. The Committee in its discretion may establish, for each participant in this Plan and for each performance award period, a performance award opportunity based upon the achievement of any one or more of the following performance criteria (applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, division, department, business unit, affiliate, subsidiary or business segment, and measured either on an absolute basis, a per-share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group), which may be adjusted pursuant to items adopted by the Committee at the time the performance goal is established: (i) revenue (on an absolute basis or adjusted for currency effects); (ii) cash flow (including, without limitation, operating cash flow, free cash flow or net cash flow); (iii) cash position; (iv) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or earnings before interest, taxes, depreciation and amortization); (v) earnings per share; (vi) gross margin; (vii) net income; (viii) operating expenses or operating expenses as a percentage of revenue; (ix) operating income or net operating income; (x) return on assets or net assets; (xi) return on equity; (xii) return on sales; (xiii) total stockholder return; (xiv) stock price; (xv) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index; (xvi) return on capital; (xvii) return on investment; (xviii) economic value added; (xix) operating margin; (xx) market share; (xxi) overhead or other expense reduction; (xxii) credit rating; (xxiii) objective customer indicators; (xxiv) objective improvements in productivity; (xxv) attainment of objective operating goals; (xxvi) objective employee metrics; (xxvii) return ratios;

(xxviii) profit; (xxix) objective qualitative milestones; or (xxx) other objective financial or other metrics relating to the progress of the Company or region, division, department, business unit, affiliate, subsidiary or business segment thereof. The performance goals may differ from participant to participant, within or between award periods and from award to award.
5.2 Award Limits. The maximum award under this Plan for each award period to any participant shall not exceed $12,500,000. Each performance goal established under this Plan shall be established by the Committee not later than the earlier of the date which is 90 days after the first day of the performance award period, or the date on which 25% of the award period has elapsed.
5.3 Determination of Amount of Individual Awards. For each award period, each participant for such award period shall receive an award equal to the specific amount (subject to decrease as provided in this Section 5.3) determined under the performance goals established pursuant to Section 5.1; provided, however, that the Committee may waive (or provide for the waiver of) the applicable performance goal(s) in the event of a change in control, in the event of a participant’s death or disability or in the event of other circumstances determined by the Committee. The Committee shall not have the discretion to increase, but shall have the discretion to decrease (for any reason, including, without limitation, individual performance), any award determined in accordance with this Plan.
6. Award Periods; Payment of Awards.
6.1 Award Periods. All awards shall be made on the basis of an award period, which shall consist of one or more fiscal years of the Company, or one or more quarters thereof. The award period may be different for different awards.
6.2 Committee Certifications. As a condition precedent to the payment of any award, the Committee shall certify, following the end of the award period, that the objective performance goal for the award has been satisfied. The Committee shall make such determination by means of a written resolution or certification of the Committee that is maintained in the minute book of the Company.
6.3 Payment of Awards. Awards under this Plan will be paid in cash, reasonably promptly following the conclusion of the award period and the certification of the Committee as set forth in Section 6.2, but in no event later than the fifteenth (15th) day of the third month immediately following the conclusion of the fiscal year of the Company in which or with which the award period ends. All awards under this Plan will be subject to withholding for applicable employment and income taxes.
6.4 Termination of Employment. Except as otherwise determined by the Committee, an award that would otherwise be payable to a participant who is not employed by the Company on the last day of an award period will not be paid (or will not be granted, as the case may be). It is the intent of this Plan to comply with the short-term deferral exemption under Section 409A so that none of the awards payable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time.
7. Nonassignment. The interest of any participant in this Plan is not assignable either by voluntary or involuntary assignment or operation of law (except that, in the event of death, earned and unpaid amounts shall be payable to the legal successor of a participant).
8. Indemnification. No employee, member of the Committee or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalculation unless such error or miscalculation is the result of his or her fraud or deliberate disregard of any provisions of this Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to the Plan against any loss or expense arising therefrom.

9. Amendment, Suspension or Termination. The Committee may from time to time amend, suspend or terminate, in whole or in part, any or all the provisions of this Plan; provided, however, that no such action shall adversely affect the right of any participant with respect to any award of which he or she may have become entitled to payment hereunder prior to the effective date of such amendment, suspension or termination.
10. Limitations; Participation in Other Plans. This Plan is not to be construed as constituting a contract of employment or for services. Nothing contained herein will affect or impair the Company’s right to terminate the employment or other contract for services of a participant hereunder, with or without cause or notice, or entitle a participant to receive any particular level of compensation. The Company’s obligation hereunder to make awards merely constitutes the unsecured promise of the Company to make such awards from its general assets, and no participant hereunder will have any interest in, or a lien or prior claim upon, any property of the Company. Nothing herein nor the participation by any participant shall limit the ability of such participant to participate in any other compensatory plan or arrangement of the Company, or to receive a bonus from the Company other than under this Plan.
11. Governing Law. The terms of this Plan will be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.
12. Term. This Plan shall continue in place until terminated by the Committee as provided in Section 9.